                                                                   Exhibit 99.1b

                             [Letterhead of Finpro]

October 17, 1997

Board of Directors
The Warwick Savings Bank
18 Oakland Avenue
Warwick, New York 10990

Dear Board Members:

This report represents FinPro, Inc.'s ("FinPro") updated independent appraisal of the estimated pro-forma market value of the common stock ( the "Common Stock") of The Warwick Savings Bank ( the "Bank") in connection with the Plan of Conversion of Warwick from a state chartered mutual savings bank to a state chartered stock savings bank. This updated appraisal is furnished pursuant to the Bank's results of operations for the three months ending August 31, 1997 and the market pricing is as of October 10, 1997. FinPro's original appraisal report dated September 18, 1997 included the Bank's results for the twelve month period ended May 31, 1997. FinPro's original appraisal report is incorporated herein by reference.

Pursuant to the Plan of Conversion, (i) Warwick will convert from a state chartered mutual savings bank organized in the mutual form to a state chartered savings bank organized in the stock form, (ii) Warwick will sell its capital stock to the Holding Company, a Delaware Corporation, and become a wholly owned subsidiary of the Holding Company, and (iii) the Holding Company will offer and sell shares of its common stock in a subscription and community offering.

In preparing this appraisal update, FinPro reviewed its original appraisal and the Bank's prospectus. FinPro considered, among other factors, recent developments in stock market conditions and changes in the interest rate environment as well as recent developments in the Bank's financial performance. FinPro reviewed the Bank's most recent financial performance with its management as well as other sources of public information that FinPro believes are reliable; however, FinPro cannot guarantee the accuracy and completeness of such information.

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The Warwick Savings Bank Appraisal Update                                Page 1

FinPro's appraisal update is based upon the Bank's representation that the information contained in its prospectus and additional information furnished to us by same is truthful, accurate, and complete. FinPro did not independently verify the financial statements, and other information provided by the Bank, nor did FinPro independently value any of the Bank's assets or liabilities. This final appraisal considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

FinPro's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock in the conversion. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank's pro-forma market value. FinPro, Inc. is not a seller of securities within the meaning of any federal or state securities laws, and any report prepared by FinPro, Inc. shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

FinPro's opinion is based upon circumstances as of the date hereof, including current conditions in the United States securities markets. Events occurring after the date hereof, including, but not limited to, changes affecting the United States securities markets and subsequent results of operations of The Warwick Savings Bank could materially affect the assumptions used in preparing this opinion.

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The Warwick Savings Bank Appraisal Update                                Page 2

----------------
RECENT FINANCIAL
  PERFORMANCE
----------------

The Bank's August 31, 1997 unaudited financials are included in exhibits 1 through 4. Selected financial highlights as of August 31, 1997, include:

              FIGURE 1 - BALANCE SHEET AND RETAINED EARNINGS TREND

-------------------------------------------------------------------------------------------------------
                                           At August 3l,                 At May 31,
                                           ------------------------------------------------------------
                                               1997      1997      1996      1995      1994      1993
                                           ------------------------------------------------------------
Selected Financial Data:                                            In thousands
                                           ------------------------------------------------------------
Total assets                                 $290,868  $286,545  $274,053  $258,679  $234,048  $224,851
Loans receivable, net                         154,665   138,323   108,897   122,663   108,598   108,848
Investment securities                         116,328   126,393   144,284   110,333   105,433    93,013
Real estate owned, net                            167       224       330       493       306        --
Deposits                                      221,763   221,211   232,965   229,011   207.527   200,564
FHLB Advances                                   8,270     5,250     3,600        --        --        --
Securities sold under repurchase agreements    23,045    23,090     4,700        --        --        --
Retained earnings                              29,212    27,495    24,629    23,076    21,910    20,147
-------------------------------------------------------------------------------------------------------

Source: Offering Prospectus

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The Warwick Savings Bank Appraisal Update                                Page 3

As Figure 2 demonstrates, the Bank's balance sheet grew $4.3 million or 1.51% for the three month period ending August 31, 1997, from $286.5 million at May 31, 1997 to $290.9 million at August 31, 1997.

              FIGURE 2 - BALANCE SHEET AND RETAINED EARNINGS TREND



                               [Graphics omitted]


Source:  Offering Prospectus

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 4

The increase in the balance sheet was primarily due to an increase in borrowings of $3.0 million over the same period.

                            FIGURE 3 - DEPOSIT TREND


                                 Total Deposits      Borrowed Funds
                                 --------------      --------------
                                 $ in thousands
                 May-93             $200,564            $     0
                 May-94             $207,527            $     0
                 May-95             $229,011            $     0
                 May-96             $232,965            $ 8,300
                 May-97             $221,211            $28,340
                 Aug-97             $221,763            $31,315



Source:  Offering Prospectus

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 5

The securities portfolio decreased by $10.1 million, or 7.96%, for the three month period ending August 31, 1997.

                     FIGURE 4 - INVESTMENT SECURITIES TREND


                               [GRAPHICS OMITTED]


Source:  Offering Prospectus

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The Warwick Savings Bank Appraisal Update                                Page 6

Loans grew $16.3 million or 11.82% for the three month period ending August 31, 1997. At August 31, 1997, the loan to asset ratio was to 53.17%.


                          FIGURE 5 - NET LOANS TREND

                               [GRAPHICS OMITTED]


Source:  Offering Prospectus

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The Warwick Savings Bank Appraisal Update                                Page 7

The $309 thousand reduction in net income from $848 thousand for the three month period ending August 31, 1996, to $538 thousand for the same period ended August 31, 1997, is primarily due to the $304 thousand provision in 1997 coupled with lower total other income, net and higher operating expenses offset by lower income taxes.

                         FIGURE 6- INCOME STATEMENT DATA

----------------------------------------------------------------------------------------------------------------------------
                                                    For the Three Months
                                                       Ended August 31,            For the Year Ended May 31,
                                                    ------------------------------------------------------------------------
                                                        1997     1996       1997       1996       1995       1994      1993
                                                    ------------------------------------------------------------------------
Selected Operating Data:                                                                   In thousands        Unaudited
                                                    ------------------------------------------------------------------------
Interest income                                        $5,232  $ 4,912   $ 20,691   $ 18,333   $ 16,253   $ 15,786   $16,549
Interest expense                                        2,359    2,281      9,376      8,717      6,828      5,922     6,710
                                                       ------  -------   --------   --------   --------   --------   -------
  Net interest income                                   2,873    2,631     11,315      9,616      9,425      9,864     9,839
Provision for loan losses                                 304       20        130        140        261        415       548
                                                       ------  -------   --------   --------   --------   --------   -------
Net interest income after provision for loan losses     2,569    2,611     11,185      9,476      9,164      9,449     9,291
                                                       ------  -------   --------   --------   --------   --------   -------
Non-interest income:
  Service and fee income                                  492      447      1,915      1,768      1,369      1,996       536
  Securities transactions                                 154      696        816        356       (429)       845       243
  Loan transactions                                        23       17        137        119         14        123       113
  Other income or (loss)                                    8     (176)       (89)      (159)       (79)       (17)      120
                                                       ------  -------   --------   --------   --------   --------   -------
Total other income, net                                   677      984      2,779      2,084        875      2,947     1,012
Non-interest expense:

  Salaries and employees benefits                       1,295    1,276      5,256      5,050      3,958      3,877     3,572
  FDIC insurance                                            7        1         12         53        466        456       427
  Occupancy and equipment                                 332      287      1,308      1,238      1,202      1,141       879
  Data processing                                         157      164        640        484        414        341       318
  Advertising                                              46       22        152        129        112         69       119
  Professional fees                                        80       67        240        325        222        270       324
  Other operating expenses                                432      411      1,735      1,791      1,722      1,608     1,508
                                                       ------  -------   --------   --------   --------   --------   -------
Total other expenses                                    2,349    2,228      9,343      9,070      8,096      7,762     7,147
Income (loss) before cumulative effect of change in
    accounting principle                                  897    1,367      4,621      2,490      1,943      4,634     3,156
Income tax expense (benefit)                              359      519      1,756      1,024        794      2,115     1,370
                                                       ------  -------   --------   --------   --------   --------   -------
Income (loss) before cumulative effect of change in
   accounting principle                                   538      848      2,865      1,466      1,149      2,519     1,786
Cumulative effect of change in accounting principle        --       --         --         --       (645)        --        --
                                                       ------  -------   --------   --------   --------   --------   -------
Net income (loss)                                      $  538  $   848   $  2,865   $  1,466   $    504   $  2,519   $ 1,786
                                                       ======  =======   ========   ========   ========   ========   =======
----------------------------------------------------------------------------------------------------------------------------

Source: Offering Prospectus

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The Warwick Savings Bank Appraisal Update                                Page 8

The chart below shows the Bank's net income for the past five fiscal years. The net interest income dropped in 1995 due to a short term increase in the cost of funds and a significant drop in noninterest income.

                           FIGURE 7- NET INCOME TREND


                               [Graphics omitted]


Source:  Offering Prospectus

Note: August 31, 1997 data is for the three month period and is not annualized, on an annualized basis net income would approximate $2.2 million.

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The Warwick Savings Bank Appraisal Update                                Page 9

The lower ROA and ROE in 1995 and 1996 is the result of the increased cost of funds for these periods.

                         FIGURE 8 - PROFITABILITY TRENDS


     [LINE GRAPH SHOWING THE BANKS ROA AND ROE AT MAY 31, 1993, 1994, 1995,
                     1996 AND 1997 AND AT AUGUST 31, 1997.]


Source: Offering Prospectus

Note: August 31, 1997 data is for the three month period annualized.

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The Warwick Savings Bank Appraisal Update                                Page 10

Despite the 21 basis point decrease in the spread from 3.84% at May 31, 1995 to 3.63% at August 31, 1996, the margin has returned to the its original level of 4.27%. On February 6, 1995, Nationar, which was then the Bank's principal correspondent bank, was closed by the New York Superintendent of Banks. Warwick's deposits of $2.9 million were frozen pending Nationar's liquidation. In order to meet its liquidity needs Warwick initiated a program in February of 1995 to attract additional funds, raising $44 million at a yield of 6.8%.

                       FIGURE 9 - SPREAD AND MARGIN TRENDS


           [LINE GRAPH SHOWING THE BANK'S SPREAD AND MARGIN TRENDS.]


Source: Offering Prospectus

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The Warwick Savings Bank Appraisal Update                                Page 11

The Bank's efficiency ratio ( noninterest expense divided by the sum of net interest income and noninterest income) improved slightly during the three months ending August 31, 1997 to 66.17%.

                        FIGURE 10 - EFFICIENCY TRENDS


                              Efficiency Ratio
                              ----------------
                              May-93    65.86%
                              May-94    60.59%
                              May-95    78.60%
                              May-96    77.52%
                              May-97    66.29%
                              Aug-97    66.17%



Source: Offering Prospectus

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The Warwick Savings Bank Appraisal Update                                Page 12

------------------------
UPDATED COMPARABLE GROUP
 FINANCIAL COMPARISONS
------------------------

The Comparable Group ("Comparable Group") was originally selected from a universe of 409 public thrifts as of September 8, 1997. Each of the chosen Comparables was tested against the selection criteria as of October 10, 1997 and it was ascertained that all, except one, still met the criteria (with a small variance allowed for multiple appreciation). The one exception is Lawrence Savings Bank. Lawrence Savings Bank's stock price was $11.938 at September 8, 1997 and has appreciated to $15.813 at October 10, 1997. There is no discernible explanation for the appreciation at this time. However, Lawrence's price to tangible book multiple has increased to 271.67%, well above the 160% guideline set to eliminate thrifts rumored to be acquisition targets.

Each ratio for the Comparable Group has been updated through October 10, 1997. The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the fair market valuation of the Bank. Factors that influence the Bank's value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, interest rate risk and recent operating results can be measured against the Comparable Group. The Comparable Group current market pricing, coupled with the appropriate adjustments for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro-forma valuation of the Bank to-be-issued common stock.

-----------------
SELECTION SCREENS
-----------------

The selection screens utilized to identify possible Comparables from the list of 409 public thrifts at September 8, 1997 included:

1. The institution had to be traded on either the AMEX or NASDAQ to ensure liquidity. This eliminated tightly held and "pink sheet" organizations who lack liquidity.

2. The IPO date had to be on or before May 31, 1996, eliminating any new conversions.

3. The total asset size had to be greater than or equal to $250 million and less than or equal to $400 million.

4.    The Conversion had to be a full standard conversion.

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The Warwick Savings Bank Appraisal Update                                Page 13

5. The institution had to be located in the North East or Mid Atlantic regions.

6.    The current Price to Tangible Book multiple had to be less than 160%.

7.    The current Return on Equity had to be greater than 4%.

Utilizing these screens, the 409 possibilities were narrowed down to 15 candidates. After scanning these candidates the following institutions were eliminated from the Comparable Group for the reasons shown:

             Ticker        Short Name                      City       State
             ------------------------                      ----------------

            High or Low Loan to Asset Ratio
            CVAL     Chester Valley Bancorp Inc.        Downingtown    PA
            YFCB     Yonkers Financial Corporation      Yonkers        NY

            Too Many Branches
            NMSB     NewMil Bancorp Inc.                New Milford    CT

            High Nonperforming Assets to Total Assets
            IFSB     Independence Federal Svgs Bank     Washington     DC

            Rapid Price Appreciation - High Tangible Book Value
            LSBX     Lawrence Savings Bank              North Andover  MA

This resulted in a Comparable Group of 10 institutions.

Ticker           Short Name                    Exchange     City       State
-------------------------------------------    -----------------------------
CATB       Catskill Financial Corp.            NASDAQ    Catskill       NY
CEBK       Central Co-operative Bank           NASDAQ    Somerville     MA
FBER       1st Bergen Bancorp                  NASDAQ    Wood-Ridge     NJ
FIBC       Financial Bancorp Inc.              NASDAQ    Long Island    NY
FKFS       First Keystone Financial            NASDAQ    Media          PA
FSBI       Fidelity Bancorp Inc.               NASDAQ    Pittsburgh     PA
LFBI       Little Falls Bancorp Inc.           NASDAQ    Little Falls   NJ
PBCI       Pamrapo Bancorp Inc.                NASDAQ    Bayonne        NJ
PHFC       Pittsburgh Home Financial Corp      NASDAQ    Pittsburgh     PA
WVFC       WVS Financial Corp.                 NASDAQ    Pittsburgh     PA

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 14

------------------
SELECTION CRITERIA
------------------

To be eligible for selection to the Comparable Group, thrifts had to be publicly traded on either the American Stock Exchange or traded on the national over-the-counter ("OTC") markets listed on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System. Each company selected is a member of one of the exchanges listed above.

Also excluded from the Comparable Group were institutions that were pending mergers or acquisitions along with companies whose prices appear to be distorted by speculative factors or unusual operating conditions. Finally, institutions that completed their conversions within the last year were also excluded as the earnings of newly converted institutions do not reflect a full years benefit from the reinvestment of proceeds, and thus the price/earnings multiples and return on equity measures for these institutions tend to be skewed upward and downward respectively.

In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. The goal of the selection criteria process is to find those institutions that most closely match those of the Bank. None of the Comparables selected will be exact clones of the Bank.

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The Warwick Savings Bank Appraisal Update                                Page 15

The members of the Comparable Group were selected based upon the following criteria:

            1.    Liquidity of the issue

            2.    Asset size

            3.    Profitability

            4.    Capital level

            5.    Asset mix

            6.    Operating strategy

            7.    Date of conversion

1. Liquidity of the Issue The existence of an active and regular trading market for a stock is critical to the reliability of share price data. Weak or thinly traded stocks are questionable due to an irregular frequency of trades or highly varied trading prices. Thinly traded stocks also tend to exhibit a very wide bid/ask range. As such, companies exhibiting thin liquidity were excluded from the selection. Also, institutions involved in an acquisition and/or companies with market prices that appear to be influenced by announced or rumored acquisitions have been excluded as the stock prices could be either artificially high or low. For selection of the Comparable Group, only those institutions listed on AMEX or NASDAQ were selected. All ten of the members of the Comparable Group are listed on NASDAQ.

2. Asset size The Comparable Group should have a similar asset size to the Bank. Large institutions are not appropriate for the peer group due to a more extensive branch network, greater financial strength, more access to diverse markets and more capacity in terms of infrastructure. The Comparable Group ranged from $256 million to $371 million in total assets. The Bank's asset size was $291 million as of August 31, 1997 and will be $332 million on a pro forma basis at the midpoint of the valuation range.

3. Profitability The Comparable Group should have similar financial conditions and recent earnings that are comparable to the Bank. They should show a comparable return on equity and return on assets measures. As such, the Comparable Group have ROAs averaging 0.96% and ROEs averaging 8.54% for the most recent quarter available. The Comparable Group profitability measures had a dispersion about the mean for the ROA measure ranging from a low of 0.63% to a high of 1.37% while the ROE measure ranged from a low of 4.75% to a high of 11.94%. The Bank had an ROA of 0.75% and ROE of 7.62% for the three months ended August 31, 1997.

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 16

4. Capital level The Comparable Group should have a capital level similar to the Bank's. Capital is important in that it is a determinant of asset size and regulatory rating. Institutions with capital in a similar range as the Bank were selected. The average equity to assets ratio for the Comparable Group was 12.07% with a high of 25.04% and a low of 6.75%. At August 31, 1997, the Bank had an equity to assets ratio of 10.04%.

5. Asset Mix The asset mix is very important in the selection criteria for Comparables. At August 31, 1997, the Bank had a total net loan to asset ratio of 52.48%. The average loan to asset ratio for the Comparables was 53.85%, ranging from a low of 43.07% to a high of 68.13%.

6. Operating strategy An institution's operating characteristics are important because they determine future performance. They also affect expected rates of return and investor's general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization, and non-financial factors such as management strategies and lines of business.

7. Date of conversion Recent conversions, those completed after May 31, 1996, were excluded since the earnings of a newly converted institution do not reflect a full year's benefits of reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.

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The Warwick Savings Bank Appraisal Update                                Page 17

The following figure presents a summary of the comparative indicators for the Bank and the Comparable Group.

                      FIGURE 11 - KEY FINANCIAL INDICATORS

  Warwick as of August 31, 1997 and the Comparable Group Using Most Recent Data

--------------------------------------------------------------------------------
                                                        Comparable
                                Warwick      Warwick    Group Most    Comparable
                               August 31,    May 31,      Recent       Group as
                                 1997         1997        Quarter       Filed
================================================================================

Balance Sheet Data
--------------------------------------------------------------------------------

Gross Loans to Deposits         69.45%       63.09%       78.32%        77.02%
--------------------------------------------------------------------------------

Net Loans to Assets             52.48%       48.27%       53.85%        52.92%
--------------------------------------------------------------------------------

Deposits to Assets              76.24%       77.20%       70.26%        70.06%
--------------------------------------------------------------------------------

Borrowings to Assets            10.77%        9.89%       15.96%        16.77%
--------------------------------------------------------------------------------

Balance Sheet Growth
--------------------------------------------------------------------------------

Asset Growth Rate                6.03%        4.56%       21.97%        22.55%
--------------------------------------------------------------------------------

Loan Growth Rate                57.37%       27.02%       14.21%        13.79%
--------------------------------------------------------------------------------

Deposit Growth Rate              1.00%       (5.05%)       5.67%         4.67%
--------------------------------------------------------------------------------

Capital
--------------------------------------------------------------------------------

Equity to Assets                10.04%        9.81%       12.07%        11.76%
--------------------------------------------------------------------------------

Tangible Capital                10.04%        9.81%       11.86%        11.57%
--------------------------------------------------------------------------------

Intangible Assets to Equity      0.00%         0.0%        2.05%         1.87%
--------------------------------------------------------------------------------

Regulatory Core Capital to       9.53%        9.60%       12.42%        12.09%
Assets
--------------------------------------------------------------------------------

Equity plus Reserves to         10.51%       10.24%       12.70%        12.42%
Assets
--------------------------------------------------------------------------------

Total Capital to Risk           20.12%       20.33%       26.23%        25.37%
Adjusted Assets
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 18

--------------------------------------------------------------------------------
                                                        Comparable
                                Warwick      Warwick    Group Most    Comparable
                               August 31,    May 31,      Recent       Group as
                                 1997         1997        Quarter       Filed
================================================================================

Asset Quality
--------------------------------------------------------------------------------

Non-Performing Loans to          0.94%        1.72%        1.50%         1.43%
Loans
--------------------------------------------------------------------------------

Reserves to Non-Performing      93.44%       51.74%      157.51%       155.19%
Loans
--------------------------------------------------------------------------------

Non-Performing Assets to         0.56%        0.91%        1.06%         1.01%
Assets
--------------------------------------------------------------------------------

Non-Performing Assets to         5.58%        9.27%       10.06%         9.64%
Equity
--------------------------------------------------------------------------------

Reserves to Loans                0.89%        0.88%        1.21%         1.30%
--------------------------------------------------------------------------------

Reserves to Non-Performing      83.87%       47.29%      136.65%       108.14%
Assets + 90 Days Del.
--------------------------------------------------------------------------------

Profitability
--------------------------------------------------------------------------------

Return on Average Assets         0.75%        1.00%        0.96%         1.02%
--------------------------------------------------------------------------------

Return on Average Equity         7.62%       11.20%        8.54%         9.47%
--------------------------------------------------------------------------------

Income Statement
--------------------------------------------------------------------------------

Net Interest Margin              4.27%        4.20%        3.58%         3.55%
--------------------------------------------------------------------------------

Interest Income to Average       7.32%        7.25%        7.28%         7.28%
Assets
--------------------------------------------------------------------------------

Interest Expense to Average      3.30%        3.29%        3.83%         3.85%
Assets
--------------------------------------------------------------------------------

Net Interest Income to           4.02%        3.97%        3.45%         3.43%
Average Assets
--------------------------------------------------------------------------------

Noninterest Income to            0.95%        0.97%        0.19%         0.20%
Average Assets
--------------------------------------------------------------------------------

Noninterest Expense to           3.29%        3.28%        2.03%         2.04%
Average Assets
--------------------------------------------------------------------------------

Efficiency Ratio                66.15%       66.29%       55.54%        56.04%
--------------------------------------------------------------------------------

Overhead Ratio                  58.18%       58.01%       53.17%        53.53%
--------------------------------------------------------------------------------

Source: Offering Prospectus, August 1997 Financials and SNL Securities

Note: The August 1997 growth rates for assets, loans and deposits are three month figures annualized.

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The Warwick Savings Bank Appraisal Update                                Page 19

On a comparable basis using August 31, 1997 data for Warwick and the most recent quarter for the Comparable Group, the Bank had a similar loan to asset ratio, 52.48%, when compared to the Comparable Group's average of 53.85%. On the liability side, the Bank had borrowings of 10.77% of assets, while the Comparable Group had an average of 15.96%.

In terms of growth, the Bank grew loans by 57.37% on an annualized basis, which was significantly faster than the growth rate of the Comparable Group's average of 14.21%.

The Bank had a tangible equity to asset ratio of 10.04% while the Comparable Group had an average tangible equity to asset ratio of 11.86%. The Bank will have significantly higher tangible capital after the conversion.

The Bank's ROA, 0.75%, and ROE, 7.62%, are less than the Comparable Group's average ratios of 0.96% and 8.54%, respectively.

Though the Bank compares favorably to the Comparable Group with respect to the net interest margin, 4.27% versus 3.58%, and the noninterest income to average asset ratio, 0.95% versus 0.19%, the noninterest expense to average asset ratio compares unfavorably, 3.29% versus 2.03%, resulting in an efficiency ratio that is 10.61 points higher, 66.15% versus 55.54%.

Overall, the Bank's financial performance for the three month period ending August 31, 1997 was in line with projections assumed in the September 18, 1997 appraisal and continues to demonstrate relative consistency when compared to the Comparable Group.

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 20

---------------------
VALUATION ADJUSTMENTS
---------------------

The estimated pro-forma market value of the Bank, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments delineated in this section are made from potential investors' viewpoints. A potential investor includes depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based, but the major ones utilized for purposes of this report include:

      o     Financial Strength

      o     Earnings Quality, Predictability and Growth

      o     Market Area

      o     Management

      o     Dividends

      o     Liquidity of the Issue

      o     Subscription Interest

      o     Recent Regulatory Matters

      o     Market for Seasoned Thrift Stocks

      o     Acquisition Market

After identifying the adjustments that should be made to market value, the pro-forma market value for the Bank is computed and adjusted. The estimated pro-forma market value for the Bank is then compared with the market valuation ratios of the Comparable Group, recently converted public thrifts and the aggregate ratios for all public thrifts.

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 21

------------------
FINANCIAL STRENGTH
------------------

The financial strength of an institution is an important market value determinant, as the investment community considers such factors as bank liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. Following is a synopsis of the key financial elements of the Bank measured against the Comparable Group. The numbers utilized for the Bank in this comparison were on a pro-forma basis.

      Liquidity - The liquidity of the Bank and the Comparable Group appear similar and were sufficient to meet all regulatory guidelines.

      Capitalization - The Comparable Group's average equity to assets ratio of 12.07% is slightly higher than the Bank's ratio of 10.04%, but will be below the Bank's pro forma equity to assets ratio of 21.20% at the midpoint of the valuation range.

      Asset Composition - The Bank's net loan to asset ratio of 52.48% is lower than the average for the Comparable Group of 53.85%. Management anticipates growing the current ratio.

      Asset Quality - The Bank's ALLL to loans ratio of 0.89% is less than that of the Comparable Group's 1.21%.

      Funding Mix - The Bank is funded through deposits, borrowings, and retained earnings. The Comparable Group had 15.96% of its funding base from borrowings as compared to the Bank's 10.77%. The Bank's low level leaves room for additional borrowings in the future.

      Intangible Levels - One of the most important factors influencing market values is the level of intangibles that an institution carries on its books. The Comparable Group has a limited level of intangibles averaging 2.05%. Thrifts trade more on tangible book than on book. The Bank had no intangibles on its books at August 31, 1997.

      Interest Rate Risk - The Bank has an average level of interest rate risk.

Based on these factors, the Bank's market value should not be adjusted in comparison to the Comparable Group for these measures.

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 22

------------------
 EARNINGS QUALITY,
PREDICTABILITY AND
     GROWTH
------------------

The earnings quality, predictability and growth are critical components in the establishment of market values for thrifts. Thrift earnings are primarily a function of:

      o     net interest income

      o     loan loss provision

      o     non-interest income

      o     non-interest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on interest income.

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 23

The Bank earnings have been erratic over the last five fiscal years due to the high interest expense incurred in 1995, as discussed on Page 9.

                          FIGURE 12 - NET INCOME CHART


                                   NET INCOME
                                ----------------
                                ($ in Thousands)
                               May-93     $1,786
                               May-94     $2,519
                               May-95     $  504
                               May-96     $1,466
                               May-97     $2,865
                               Aug-97     $  538


Source: Offering Prospectus

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 24

The Bank's net interest spread and margin declined in fiscal 1996 but reversed the downward trend in fiscal 1997.

                       FIGURE 13 - SPREAD AND MARGIN CHART


         [Line graph showing the Bank's net interest spread and margins from May 31, 1995 through August 31, 1997]


Source: Offering Prospectus

The Bank has been posting loan loss provisions sufficient to cover period charge-offs and to maintain reserve ratios. At August 31, 1997, the Bank had an allowance for loan and lease losses (ALLL) to total loans ratio of 0.89%, which is less than that of the Comparable Group's 1.21%.

The Bank has generated more non-interest income than the Comparable Group. For the year ended August 31, 1997, the Bank had 0.95% of non-interest income to average assets compared to the Comparable average of 0.19%. For the year ended August 31, 1997, the Bank had non-interest expense to average assets of 3.29% which was greater than the 2.03% average of the Comparable Group.

Currently, investors are focusing on earnings sustainability as the interest rate volatility has caused wide variation in income levels. With the intense competition for both assets and deposits, banks can not easily replace lost spread and margin with balance sheet growth. Additionally, the lower market values of most thrifts relative to banks make acquisitions by thrifts more difficult.

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 25

Warwick has experienced fluctuations in its net interest income and has a high level of noninterest expense. Therefore, no adjustment is warranted to the market value for earnings.

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 26

-----------
MARKET AREA
-----------

The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic and competitive aspects of the market. Specifics on the Bank's market were delineated in Section 2 - Market Area Analysis of the original appraisal.

Two of the Bank's markets - Highland Mills and Middletown - are experiencing deposit runoff. While the other two markets - Warwick and Monroe - have experienced modest deposit growth.

Population and households have increased and are projected to increase in all four markets.

The demographic growth offsets the deposit decreases, therefore, the valuation is not adjusted for this measure.

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 27

----------
MANAGEMENT
----------

The Bank has developed a good management team with considerable banking experience and length of service with the bank.

The Board is active and oversees and advises on all key strategic and policy decisions. The organization chart appears reasonable for an institution of the Bank's size and complexity.

As such, no adjustment appears to be warranted for this factor.

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 28

---------
DIVIDENDS
---------

Historically, banks typically have not established dividend policies immediately at or after conversion to stock ownership. Rather, newly converted institutions, in general, have preferred to establish an earnings track record, fully invest the conversion proceeds, and allow for seasoning of the stock before establishing a dividend policy. In the late 1980's and early 1990's however, there has been a tendency toward initiating dividend policies concurrent with the conversion as a means of increasing the attractiveness of the issue and to utilize the proceeds.

The last few years have seen yet another shift away from dividend policies concurrent with conversion. Recent issues have been fully or over subscribing without the need for the additional enticement of dividends. After conversion is another issue however. Recent pressures on ROE and on internal rate of returns to investors has prompted the industry toward cash dividends. This trend is exacerbated by the lack of growth potential. Typically, when institutions are in a growth mode, they issue stock dividends or do not declare a dividend. When growth is stunted, these institutions shift toward reducing equity levels and thus utilize cash dividends as a tool in this regard.

Ten of the eleven comparable institutions had declared dividends. The average dividend payout ratio for the Comparable Group was 47.03%, ranging from a high of 177.51% to a low of 10.42%.

The Bank will have the earnings and capital levels to afford to pay dividends. As such, no adjustment is indicated for this factor.

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 29

----------------------
LIQUIDITY OF THE ISSUE
----------------------

The Comparable Group is by definition composed only of companies that trade in the public markets with all eleven of the Comparables trading on NASDAQ. Typically, the number of shares outstanding and the market capitalization provides an indication of how much liquidity there will be in a given stock. The actual liquidity can be measured by volume traded over a given period of time.

The market capitalization values of the Comparable Group range from a low of $36.4 million to a high of $80.83 million with an average market capitalization of $51.39 million. The Bank expects to have $70.4 million of market capital at the midpoint on a pro-forma basis.

Based on the comparison with the Comparable Group and the above data, no adjustment appears warranted.

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 30

---------------------
SUBSCRIPTION INTEREST
---------------------

The outcome of subscription offerings has been, historically, difficult to predict. Since 1992, however, the conversions have experienced robust subscription interest with the exception of late 1994 when the pricing multiples were high. During late 1994, many subscriptions had the need to resolicit due to lack of professional investor demand. During 1995, the investor demand returned and the subscription interest increased, primarily the result of lower market multiples. There were some offerings in May and June 1996 that went off at or below the midpoint, indicating a possible shift away from interest in thrift public offerings at that time. The vast majority of recent conversions have oversubscribed and gone off at the maximum or super-maximum.

Of more importance is the general strength of the aftermarket. Thrift stock prices have soared upwards in recent months (see Figure 14) and is showing strength across the board. Additionally, as shown in Exhibit 8, the most recent conversions (within the last 3 months) have demonstrated a strong price appreciation.

As such, an upward adjustment for subscription interest is warranted at this time.

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 31

-----------------
RECENT REGULATORY
     MATTERS
-----------------

As a result of large after-market price increases of conversions during 1993 and early 1994, the regulatory agencies have issued guidelines on appraisals for conversions. The regulators publicly indicated that only modest immediate after-market price increases are appropriate for converting institutions. The guidelines issued November 22, 1994, indicate that the reasonableness and adequacy of an appraisal will be partially judged by the immediate price movement of the conversion stock in the after-market, using a very short time frame of the second day of trading following closing. The guidelines further discuss that the average price appreciation for all IPOs has been between 10 and 15%, which was deemed to be too high.

At around the same time period, IPO pricing was elevated on a book basis and IPOs in late 1994 did not experience much appreciation. In fact, numerous IPOs actually depreciated. 1995 brought back lower premiums to book but they have been rising throughout 1996 to approximately the same levels as late 1994. 1997 has continued the trend with IPOs popping over 40% on average, for the first day of trading.

The recent interest in thrift IPOs has caused large oversubscriptions, which in turn have caused large price appreciations in the aftermarket. These factors may cause regulators to force pricing increases.

Regulatory agencies are also considering limiting stock buy backs to: 0% in the first year, 5% in the second year and 5% in the third year.

No adjustment is necessary for this factor since all thrifts are subject to these regulatory issues

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 32

-------------------
MARKET FOR SEASONED
   THRIFT STOCKS
-------------------

Data for all public thrifts as of October 10, 1997 is provided in Exhibit 5. A common measure utilized as a proxy for the performance of the thrift industry is the SNL thrift index graphically shown below and tabularly shown on the following page:

                       FIGURE 14 - SNL THRIFT INDEX CHART


                               [Graphics omitted]


Source: SNL Securities

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 33

                        FIGURE 15 - HISTORICAL SNL INDEX

--------------------------------------------------------------------------------
                      SNL THRIFT INDEX MONTHLY PERFORMANCE
                       January 2, 1992 to October 10, 1997
--------------------------------------------------------------------------------

             SNL   % Change  % Change  % Change  % Change  % Change  % Change
            Thrift  Since     Since     Since     Since     Since     Since
    Date    Index   1/2/92    1/4/93    1/3/94   12/30/94  12/29/95  12/31/96
    ----    -----   ------    ------    ------   --------  --------  --------
   Jan-92    143.9     -         -         -         -         -         -
   Jul-92    175.1   21.7%       -         -         -         -         -
   Jan-93    201.1   39.7%       -         -         -         -         -
   Jul-93    220.5   53.2%      9.6%       -         -         -         -
   Jan-94    252.5   75.5%     25.6%       -         -         -         -
   Jul-94    273.8   90.3%     36.2%      8.4%       -         -         -
   Jan-95    256.1   78.0%     27.3%      1.4%       -         -         -
   Jul-95    328.2  128.1%     63.2%     30.0%     28.2%       -         -
   Jan-96    370.7  157.6%     84.3%     46.8%     44.7%       -         -
   Jul-96    389.9  171.0%     93.9%     54.4%     52.2%      5.2%       -
   Jan-97    520.1  261.4%    158.6%    106.0%    103.1%     40.3%       -
   Jul-97    638.8  343.9%    217.6%    153.0%    149.4%     72.3%     22.8%
10-Oct-97    762.9  430.1%    279.4%    202.1%    197.9%    105.8%     46.7%

Source: SNL Securities

                           FIGURE 16 - EQUITY INDICES

         [LINE GRAPH SHOWING EQUITY INDICES FROM 6/30/94 TO 10/10/97.]

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 34

                                Index Comparisons

                ============================================
                                SNL        S&P         DJIA
                --------------------------------------------
                 6/30/94       269.6      444.3      3,625.0
                12/30/94       244.7      459.3      3,834.4
                 6/30/95       313.5      544.8      4,556.1
                12/29/95       376.5      615.9      5,117.1
                 6/28/96       387.2      670.6      5,654.6
                12/31/96       483.6      740.7      6,448.3
                 6/10/97       594.8      865.3      7,539.3
                 7/10/97       638.8      913.8      7,886.8
                  9/8/97       695.9      931.2      7,835.2
                10/10/97       762.9      967.0      8,045.2
                ============================================

As the Figures 14 and 15 illustrate, the performance of the SNL index has been robust through 1992, 1993, 1994 and 1995. The dip in the index, occurring in late 1994, was the product of the interest rate rise during that period along with the overall uneasiness in the stock market in general. The rate scenario covering the same period as the SNL index can be seen in the following chart.

                          FIGURE 17 - HISTORICAL RATES


 [Line graph showing historical interest rates from the fourth quarter of 1993 to the third quarter of 1997.]


Source: Prudential Bache Securities

As the graph demonstrates, the rate rise in late 1994 correlates closely to the fall in thrift prices. The drop in rates in 1995 was one of the primary drivers of the rapid rise in the SNL index. During 1996, rates increased slightly and then remained stable, fueling the rise in the conversion prices. 1997 has seen a continuation of this trend, with the average IPO pricing at 70.9%, 69.7%, 70.9%, and 73.7% of book value for the first, second, third, and fourth quarters of 1997 respectively.

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 35

Thrift pricing in general was robust in 1995 due to the falling interest rates, the industry consolidation and renewed earnings. Contrasting this view, in late 1994 investors faced shrinking spreads and margins due to rising rates and consolidation that was tailing off and slowing down. The blockbuster level of consolidations have led many investors to think that all institutions are fair game for acquisitions and prices have risen accordingly.

As Figure 16 shows, the SNL index has continued to increase despite the slack in the growth of both the DJIA and S&P and despite the flat interest rate environment, providing further evidence of the market's acquisition speculation.

As such, a downward adjustment for this measure is warranted, as newly converted thrifts will not trade at the same multiples as seasoned thrifts because investors do not have a proven track record on which to base investment decisions. Additionally, newly converted thrifts need time to reinvest proceeds and leverage the capital raised in the IPO.

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 36

------------------
ACQUISITION MARKET
------------------

The acquisition market is following a consistent cycle for both bank and thrift deals, peaking every fourth quarter. For the thrifts, the peak is in the second quarter of each year, followed by the banks, peaking in the third quarter of each year.

                FIGURE 18 - DEALS BY COUNT FOR LAST TEN QUARTERS

                         Bank      Thrift
                         ----      ------
1995-2                   85        35
1995-3                   92        27
1995-4                   80        22
1996-1                   79        22
1996-2                   87        29
1996-3                   91        21
1996-4                   79        19
1997-1                   55        26
1997-2                   68        29
1997-3                   79        17
1997-4                    1         3

Source: SNL Securities

* - October 10, 1997 quarter to date.

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 37

During the same period of time, from September 8, 1997 through October 10, 1997, thrift deal prices on a tangible book basis were up for the industry, the region, and the displayed deal size range. The price to earnings multiple was, however, flat for the industry and increasing for the region and the size range.

                FIGURE 19 - CURRENT THRIFT ACQUISITION MULTIPLES

                          Total Thrift Deals YTD    Mid-Atlantic Thrift Deals YTD  Thrift Deals $50-$100 Million YTD
                       As of 9/8/97  As of 10/10/97   As of 9/8/97  As of 10/10/97     As of 9/8/97  As of 10/10/97
Price to Book                 168.7           175.0          188.0           200.1            179.6           182.2
Price to Tangible Book        172.4           178.8          193.1           206.3            183.7           186.5
Price to Earnings              25.3            25.3           18.3            20.8             21.6            19.5
Price to Assets                18.0            16.5           15.1            16.5             16.5            16.1
Price to Deposits              24.0            23.8            2.4            25.4             23.0            22.2

Since the original appraisal was filed, North Fork Bancorporation announced its definitive merger agreement to acquire New York Bancorp for a price to tangible book multiple of 480.1% and a price to LTM EPS multiple of 20.0x.

A downward adjustment is warranted for this factor at time of conversion, since new conversions are not readily available for acquisitions for well over a year from the date of conversion and since the market prices of the Comparables already have this acquisition premium built in their prices.

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 38

------------------------
PREMIUM/DISCOUNT SUMMARY
------------------------

Overall, FinPro believes that the Bank pro-forma market value should be discounted relative to the Comparable Group, reflecting the following adjustments.

Key Valuation Parameters                Valuation Adjustment
================================================================================

Financial Strength                      No Adjustment

Earnings Quality                        No Adjustment

Market Area                             No Adjustment

Management                              No Adjustment

Dividends                               No Adjustment

Liquidity of the Issue                  No Adjustment

Subscription Interest                   Upward

Recent Regulatory Matters               No Adjustment

Market for Seasoned Thrift Stocks       Downward

Acquisition Market                      Downward

All of the adjustments above were held consistent with the original appraisal as of September 18, 1997.

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 39

--------------------
THRIFT EQUITY MARKET
--------------------

This section presents an analysis of the change in the equity market from September 8, 1997 to October 10, 1997. Since September 8, 1997, (the date of the market prices in FinPro's original appraisal), thrift stock prices, as measured by the SNL Thrift Index, have experienced a price increase of 9.62%. This data indicates that thrift stock prices are outperforming the S&P 500 and Dow Jones indices which grew 3.84% and 2.68% from September 8, 1997, through October 10, 1997, respectively. Between September 8, 1997, and October 10, 1997, the index changes were as follows:

                         FIGURE 20 - PERIOD INDEX CHANGE

                Index                                       9/8/97    10/10/97    % Change      % Change
SNL Index                                                    695.9       762.9        67.0         9.62%

S&P 500                                                      931.2       967.0        35.8         3.84%

Dow Jones Indusrial Average                                7,835.2     8,045.2       210.0         2.68%

All Public Thrifts Average Price to LTM Earnings             29.59       33.79        4.20        14.18%

New York Public Thrifts Average Price to LTM Earnings        31.29       35.58        4.29        13.71%

Comparables Average Price to LTM Earnings                    26.08       28.44        2.36         9.05%

All Public Thrifts Average Price to Book                    154.36      170.51       16.15        10.46%

New York Public Thrifts Average Price to Book               160.15      173.02       12.87         8.04%

Comparables Average Price to Book                           132.95      142.21        9.26         6.97%

All Public Thrifts Average Price to Tangible Book           160.81      177.20       16.39        10.19%

New York Public Thrifts Average Price to Tangible Book      174.96      189.95       14.99         8.57%

Comparables Average Price to Tangible Book                  135.65      145.37        9.72         7.17%

All Public Thrifts Average Price to Assets                   17.84       19.67        1.83        10.26%

New York Public Thrifts Average Price to Assets              17.11       18.78        1.67         9.76%

Comparables Average Price to Assets                          15.56       16.77        1.21         7.78%

Source: SNL Securities

The increase in all of the pricing multiples in Figure 20 support the conclusion that thrift prices are in a period of appreciation. The Comparable Group's multiples increased by a consistent amount, but are still within an acceptable range for the EVR.

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 40

The market for thrift stocks within New York has under-performed the SNL Index. On a price basis, New York stocks have appreciated by 5.09% on average from September 8, 1997 to October 10, 1997. Only two New York thrifts out of the thirty-five experienced a decline in stock price.

                    FIGURE 21 - NEW YORK THRIFT PRICE CHANGE

                                                      10/10/97   10/10/97    9/8/97
                                                       Market      Stock      Stock     Dollar   Percentage
                                                       Value       Price      Price     Change     Change
  Ticker                       Short Name              ($M)         ($)        ($)
-----------------------------------------------------------------------------------------------------------
            New York
   AFED                   AFSALA Bancorp Inc.           27.64      19.00      16.25       2.75       14.47%
   AHCI                     Ambanc Holding Co.          71.50      17.13      15.63       1.50        8.76%
   ALBC                    Albion Banc Corp.             7.28      29.13      23.25       5.88       20.17%
   ALBK                  ALBANK Financial Corp.        577.53      45.00      39.75       5.25       11.67%
   ASFC                 Astoria Financial Corp.      1,176.84      56.50      49.19       7.31       12.94%
   CATB                 Catskill Financial Corp.        80.83      16.50      16.25       0.25        1.52%
   CNY                    Carver Bancorp Inc.           29.51      12.75      11.94       0.81        6.37%
   CONE                 Conestoga Bancorp, Inc.            NA         NA         NA         NA           NA
   DIME               Dime Community Bancorp Inc.      294.59      22.50      19.31       3.19       14.16%
   DME                     Dime Bancorp Inc.         2,423.20      23.63      20.13       3.50       14.81%
   ESBK                Elmira Savings Bank (The)        21.19      30.00      24.25       5.75       19.17%
   FFIC                Flushing Financial Corp.        184.01      23.06      21.94       1.13        4.88%
   FIBC                 Financial Bancorp Inc.          38.75      22.50      23.00      (0.50)      -2.22%
   GOSB                   GSB Financial Corp.           34.85      15.50      14.50       1.00        6.45%
   GPT                 GreenPoint Financial Corp.    2,772.03      64.00      63.13       0.88        1.37%
   GRTR                GreenPoint Financial Corp.          NA         NA      23.13         NA           NA
   HAVN                    Haven Bancorp Inc.          196.16      44.75      39.13       5.63       12.57%
   JSB                     JSB Financial Inc.          481.35      48.75      47.31       1.44        2.95%
   LISB                 Long Island Bancorp Inc.     1,116.04      46.56      44.25       2.31        4.97%
   MBB                      MSB Bancorp Inc.            78.04      27.44      23.69       3.75       13.67%
   NYB                   New York Bancorp Inc.         757.05      35.06      31.13       3.94       11.23%
   PBHC               Oswego City Savings Bk (MHC)      40.25      21.00      19.50       1.50        7.14%
   PEEK                Peekskill Financial Corp.        54.68      17.13      16.38       0.75        4.38%
   PKPS               Poughkeepsie Financial Corp.     124.37       9.88       7.88       2.00       20.25%
   PSBK                  Progressive Bank Inc.         134.69      35.25      32.75       2.50        7.09%
   QCSB                Queens County Bancorp Inc.      567.41      37.25      54.13     (16.88)     -45.30%
   RCSB                        RCSB Financial Inc.         NA         NA      51.50         NA           NA
   RELY                  Reliance Bancorp Inc.         289.62      33.00      32.00       1.00        3.03%
   ROSE                    TR Financial Corp.          569.92      32.38      27.00       5.38       16.60%
   RSLN                   Roslyn Bancorp Inc.        1,022.89      23.44      22.75       0.69        2.94%
   SBFL               SB of the Finger Lakes (MHC)      47.75      26.75      25.00       1.75        6.54%
   SFED                     SFS Bancorp Inc.            27.74      22.53      19.75       2.78       12.34%
   SKAN                 Skaneateles Bancorp Inc.        27.68      29.00      23.25       5.75       19.83%
   TPNZ                Tappan Zee Financial Inc.        31.06      20.75      17.38       3.38       16.27%
   YFCB              Yonkers Financial Corporation      61.55      20.38      19.88       0.50        2.45%
                               Count                       32         29         31         29          29

            New York Average                           417.75      29.01      27.54       1.48        5.09%
            New York Median                            102.60      25.19      23.19       2.00        7.94%

Source: SNL Securities and FinPro Calculations

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 41

On a price appreciation basis, the Comparable Group is slightly less than the SNL Index, but greater than the New York Averages.

                       FIGURE 22 - COMPARABLE PRICE CHANGE

                                                       10/10/97   10/10/97     9/8/97
                                                        Market     Stock       Stock     Dollar   Percentage
                                                        Value      Price       Price     Change     Change
Ticker              Short Name                          ($M)        ($)         ($)
-----------------------------------------------------------------------------------------------------------
             Comparable Group
CATB         Catskill Financial Corp.                   80.83      16.50        16.25     0.250       1.54%
CEBK         Central Co-operative Bank                  47.16      24.00        20.75     3.250      15.66%
FBER         1st Bergen Bancorp                         53.63      17.88         18.5    (0.625)     -3.38%
FIBC         Financial Bancorp Inc.                     38.75      22.50           23    (0.500)     -2.17%
FKFS         First Keystone Financial                   40.21      32.75         28.5     4.250      14.91%
FSBI         Fidelity Bancorp Inc.                      36.42      23.50           22     1.500       6.82%
LFBI         Little Falls Bancorp Inc.                  48.25      18.50       16.875     1.625       9.63%
PBCI         Pamrapo Bancorp Inc.                       73.21      25.75         21.5     4.250      19.77%
PHFC         Pittsburgh Home Financial Corp             73.21      25.75       18.938     6.812      35.97%
WVFC         WVS Financial Corp.                        38.65      19.63       27.875    (8.250)    -29.60%
                               Count                       10         10           10        10         10
             Comparable Average                         53.03      22.68        21.42     1.256       5.54%
             Comparable Median                          47.71      23.00        21.13     1.875       8.15%

Source: SNL Securities and FinPro Calculations

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 42

The average price to tangible book ratio for New York thrifts has increased by 8.57%, while the price to LTM earnings per share ratio for New York thrifts increased by 13.68%.

                       FIGURE 23 - STATE MULTIPLE CHANGES

                                                                   10/10/97  9/8/97              10/10/97   9/8/97
                                    10/10/97  9/8/97   Percentage    Book     Book   Percentage  Tangible  Tangible  Percentage
                                     LTM EPS  LTM EPS    Change     Value    Value     Change    Bk Value  Bk Value    Change
Ticker        Short Name                (x)     (x)        (x)        (%)      (%)       (%)        (%)       (%)        (%)
-------------------------------------------------------------------------------------------------------------------------------
       New York
 AFED       AFSALA Bancorp Inc.           NA      NA        NA      119.35   102.07     16.93%    119.35    102.07     16.93%
 AHCI       Ambanc Holding Co.            NM      NM        NA      119.84   109.34      9.60%    119.84    109.34      9.60%
 ALBC        Albion Banc Corp.        107.87   86.11     25.27%     121.56    97.04     25.27%    121.56     97.04     25.27%
 ALBK     ALBANK Financial Corp.       21.33   18.84     13.22%     174.08   153.77     13.2l%    199.20    175.96     13.21%
 ASFC     Astoria Financial Corp.      29.58   25.75     14.87%     197.62   172.05     14.86%    235.32    204.86     14.87%
 CATB    Catskill Financial Corp.      20.12   19.82      1.51%     109.42   107.76      1.54%    109.42    107.76      1.54%
 CNY        Carver Bancorp Inc.           NM      NM        NA       85.40    79.96      6.80%     89.04     83.37      6.80%
 CONE     Conestoga Bancorp. Inc.         NA      NA        NA          NA       NA        NA         NA        NA        NA
 DIME  Dime Community Bancorp Inc.     23.94   20.55     16.50%     154.32   132.46     16.50%    179.14    153.77     16.50%
 DME         Dime Bancorp Inc.         23.16   19.73     17.38%     231.39   197.11     17.39%    242.56    206.62     17.39%
 ESBK   Elmira Savings Bank (The)      26.32   21.27     23.74%     144.79   117.04     23.71%    150.98    122.04     23.71%
 FFIC    Flushing Financial Corp.      24.02   22.85      5.12%     138.27   131.52      5.13%    138.27    131.52      5.13%
 FIBC     Financial Bancorp Inc.       24.73   25.27     -2.14%     146.58   149.84     -2.18%    147.35    150.62     -2.17%
 GOSB       GSB Financial Corp.           NA      NA        NA          NA       NA        NA         NA        NA        NA
 GPT    GreenPoint Financial Corp.     18.82   18.57      1.35%     186.75   184.20      1.38%    332.12    327.58      1.39%
 GRTR   GreenPoint Financial Corp.        NA   27.53        NA          NA   196.98        NA         NA    196.98        NA
 HAVN       Haven Bancorp Inc.         22.15   19.37     14.35%     184.92   161.67     14.38%    185.61    162.28     14.38%
 JSB         JSB Financial Inc.        18.26   17.72      3.05%     137.17   133.13      3.03%    137.17    133.13      3.03%
 LISB    Long Island Bancorp Inc.      31.89   30.31      5.21%     210.03   199.59      5.23%    212.13    201.59      5.23%
 MBB         MSB Bancorp Inc.          70.35   60.74     15.82%     129.73   112.00     15.83%    264.34    228.21     15.83%
 NYB       New York Bancorp Inc.       18.85   16.73     12.67%     453.60   402.65     12.65%    453.60    402.65     12.65%
 PBHC  Oswego City Savings Bk (MHC)    25.61   23.78      7.70%     179.79   166.95      7.69%    216.05    200.62      7.69%
 PEEK    Peekskill Financial Corp.     30.58   29.24      4.58%     116.42   111.32      4.58%    116.42    111.32      4.58%
 PKPS   Poughkeepsie Financial Corp.   44.89   35.80     25.39%     168.80   134.62     25.39%    168.80    134.62     25.39%
 PSBK      Progressive Bank Inc.       15.46   14.36      7.66%     179.21   166.50      7.63%    200.74    186.40      7.69%
 QCSB   Queens County Bancorp Inc.     26.99   26.15      3.21%     281.77   272.95      3.23%    281.77    272.95      3.23%
 RCSB       RCSB Financial Inc.           NA   20.68        NA          NA   240.43        NA         NA    246.41        NA
 RELY      Reliance Bancorp Inc.       27.27   26.45      3.10%     177.99   172.60      3.12%    247.01    239.52      3.13%
 ROSE        TR Financial Corp.        17.69   14.75     19.93%     240.71   200.74     19.91%    240.71    200.74     19.91%
 RSLN       Roslyn Bancorp Inc.           NA      NA        NA      160.75   156.04      3.02%    161.53    156.79      3.02%
 SBFL  SB of the Finger Lakes (MHC)   178.33  166.67      7.00%     230.01   214.96      7.00%    230.01    214.96      7.00%
 SFED         SFS Bancorp Inc.         35.20   30.86     14.06%     129.19   113.25     14.08%    129.19    113.25     14.08%
 SKAN    Skaneateles Bancorp Inc.      16.48   13.21     24.75%     163.01   130.69     24.73%    168.21    134.86     24.73%
 TPNZ    Tappan Zee Financial Inc.     34.58   28.96     19.41%     147.06   123.14     19.43%    147.06    123.14     19.43%
 YFCB  Yonkers Financial Corporation   26.12   25.48      2.51%     144.09   140.56      2.51%    144.09    140.56      2.51%
                 Count                    26      28        24          28       30        28         28        30        28

        New York Average               35.58   31.29     13.68%     173.02   160.15      8.04%    189.95    174.96      8.57%
        New York Median                25.61   23.78      7.70%     160.75   149.84      7.28%    168.80    156.79      7.66%


                                      10/10/97  9/8/97  Percentage
                                       Assets   Assets    Change
Ticker        Short Name                 (%)      (%)       (%)
------------------------------------------------------------------
       New York
 AFED       AFSALA Bancorp Inc.         17.36    14.85    16.90%
 AHCI       Ambanc Holding Co.          15.51    14.15     9.61%
 ALBC        Albion Banc Corp.          10.61     8.47    25.27%
 ALBK     ALBANK Financial Corp.        16.02    14.15    13.22%
 ASFC     Astoria Financial Corp.       15.46    13.46    14.86%
 CATB    Catskill Financial Corp.       27.40    26.98     1.56%
 CNY        Carver Bancorp Inc.          7.13     6.68     6.74%
 CONE     Conestoga Bancorp. Inc.          NA       NA       NA
 DIME  Dime Community Bancorp Inc.      22.40    19.23    16.48%
 DME         Dime Bancorp Inc.          12.20    10.39    17.42%
 ESBK   Elmira Savings Bank (The)        9.30     7.52    23.67%
 FFIC    Flushing Financial Corp.       21.40    20.35     5.16%
 FIBC     Financial Bancorp Inc.        13.72    14.02    -2.14%
 GOSB       GSB Financial Corp.            NA       NA       NA
 GPT    GreenPoint Financial Corp.      21.68    21.38     1.40%
 GRTR   GreenPoint Financial Corp.         NA    12.30       NA
 HAVN       Haven Bancorp Inc.          11.00     9.61    14.46%
 JSB         JSB Financial Inc.         31.34    30.42     3.02%
 LISB    Long Island Bancorp Inc.       18.89    17.95     5.24%
 MBB         MSB Bancorp Inc.            9.59     8.28    15.82%
 NYB       New York Bancorp Inc.        23.06    20.47    12.65%
 PBHC  Oswego City Savings Bk (MHC)     21.08    19.58     7.66%
 PEEK    Peekskill Financial Corp.      29.95    28.64     4.57%
 PKPS   Poughkeepsie Financial Corp.    14.13    11.27    25.38%
 PSBK      Progressive Bank Inc.        15.33    14.24     7.65%
 QCSB   Queens County Bancorp Inc.      38.78    37.56     3.25%
 RCSB       RCSB Financial Inc.            NA    18.31       NA
 RELY      Reliance Bancorp Inc.        14.65    14.21     3.10%
 ROSE        TR Financial Corp.         15.97    13.32    19.89%
 RSLN       Roslyn Bancorp Inc.         32.38    31.43     3.02%
 SBFL  SB of the Finger Lakes (MHC)     21.94    20.59     6.56%
 SFED         SFS Bancorp Inc.          16.11    14.12    14.09%
 SKAN    Skaneateles Bancorp Inc.       11.16     8.95    24.69%
 TPNZ    Tappan Zee Financial Inc.      25.02    20.95    19.43%
 YFCB  Yonkers Financial Corporation    21.47    20.94     2.53%
                 Count                     28       30       28

        New York Average                18.78    17.11     9.71%
        New York Median                 16.11    14.24    13.13%

Source SNL Securities and FinPro Calculations

The Comparable Group's price to LTM earnings per share and price to tangible book increased by 6.97% and 9.02%, respectively.

                     FIGURE 24 - COMPARABLE MULTIPLE CHANGES

                                    -------------------------------------------------------------------------------------------
                                                                      Price Multiple Changes
                                    -------------------------------------------------------------------------------------------
                                                                   10/10/97  9/8/97              10/10/97   9/8/97
                                    10/10/97  9/8/97   Percentage    Book     Book   Percentage  Tangible  Tangible  Percentage
                                     LTM EPS  LTM EPS    Change     Value    Value     Change    Bk Value  Bk Value    Change
Ticker        Short Name                (x)     (x)        (x)        (%)      (%)       (%)        (%)       (%)        (%)
-------------------------------------------------------------------------------------------------------------------------------
       Comparable Group
 CATB  Catskill Financial Corp.        20.12   19.82      1.51%     109.42   107.76      1.54%    109.42    107.76      1.54%
 CEBK  Central Co-operative Bank       16.44   14.21     15.69%     137.93   119.25     15.66%    154.14    133.27     15.66%
 FBER  1st Bergen Bancorp              42.56   44.05     -3.38%     132.70   137.34     -3.38%    132.70    137.34     -3.38%
 FIBC  Financial Bancorp Inc.          24.73   25.27     -2.14%     146.58   149.84     -2.18%    147.35    150.62     -2.17%
 FKFS  First Keystone Financial        22.74   19.79     14.91%     171.56   149.29     14.92%    171.56    149.29     14.92%
 FSBI  Fidelity Bancorp Inc.           22.17   20.75      6.84%     148.45   138.98      6.81%    148.45    138.98      6.81%
 LFBI  Little Falls Bancorp Inc.       59.68   54.44      9.63%     127.50   116.30      9.63%    138.06    125.93      9.63%
 PBCI  Pamrapo Bancorp Inc.            25.06   19.72     27.08%     154.93   129.36     19.77%    156.16    130.38     19.77%
 PHFC  Pittsburgh Home Financial Corp  23.62   26.30    -10.19%     154.93   133.27     16.25%    156.16    134.79     15.85%
 WVFC  WVS Financial Corp.             27.26   16.49     65.31%     138.11   148.11     -6.75%    139.68    148.11     -5.69%
                 Count                    10      10        10          10       10        10         10        10        10

        Comparable Average             28.44   26.08      9.02%     142.21   132.95      6.97%    145.37    135.65      7.17%
        Comparable Median              24.18   20.29     19.18%     142.35   135.31      5.20%    147.90    136.07      8.70%

                                    ------------------------------
                                        Price Multiple Changes
                                    ------------------------------
                                      10/10/97  9/8/97  Percentage
                                       Assets   Assets    Change
Ticker        Short Name                 (%)      (%)       (%)
------------------------------------------------------------------
       Comparable Group
 CATB  Catskill Financial Corp.        27.40   26.98      1.56%
 CEBK  Central Co-operative Bank       13.69   11.84     15.63%
 FBER  1st Bergen Bancorp              18.83   19.49     -3.39%
 FIBC  Financial Bancorp Inc.          13.72   14.02     -2.14%
 FKFS  First Keystone Financial        12.54   10.91     14.94%
 FSBI  Fidelity Bancorp Inc.           10.03    9.39      6.82%
 LFBI  Little Falls Bancorp Inc.       16.93   15.44      9.65%
 PBCI  Pamrapo Bancorp Inc.            19.73   16.48     19.72%
 PHFC  Pittsburgh Home Financial Corp  19.73   14.55     35.60%
 WVFC  WVS Financial Corp.             15.08   16.53     -8.77%
                 Count                    10      10        10

        Comparable Average             16.77   15.56      7.74%
        Comparable Median              16.01   15.00      6.74%

Source SNL Securities and FinPro Calculations

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 43

-------------------------
        VALUATION
      DETERMINATION
-------------------------

As in our initial appraisal, FinPro has analyzed the pro-forma price to earnings, pro-forma price to tangible book and pro-forma price to book ratios in combination with one another in determining an appropriate pro-forma estimated market value for Warwick. FinPro has considered the price to assets ratio as well in its valuation approach. Additional supporting data is as follows:

            Exhibit 5 - Selected Data on All Public Thrifts

            Exhibit 6 - Industry Multiples - Pricing Data as of October 10, 1997

            Exhibit 7 - Multiples of the Comparable Group - Pricing data as of
                        September 8, 1997 and October 10, 1997

            Exhibit 8 - Standard Conversions - 1996 to Date

As discussed earlier, the financial condition of the Bank has not materially changed since the original appraisal dated September 18, 1997. Since the date of the original appraisal, Comparable Group stock prices have increased 5.54% (Figure 22).

Based upon these factors, FinPro believes that its original valuation range of $48,500,000 at the midpoint, $41,225,000 at the minimum and $55,775,000 million at the maximum ($64,141,250 million at the adjusted maximum) is still appropriate. The resulting pro-forma pricing ratios and discounts (premiums) to the Comparative Group are as follows:

              FIGURE 22 - PRICING MULTIPLES TO THE COMPARABLE GROUP

                            ----------------------------------------------------
                                           Price Relative to
                            ----------------------------------------------------
                            LTM EPS   Core EPS    Book    Tangible Book  Assets
                            ----------------------------------------------------
Averages:
--------------------------------------------------------------------------------
The Bank (at midpoint)       13.51      13.51     70.92%      70.92%      15.04%
--------------------------------------------------------------------------------
Comparable Group Average     27.86      19.63    143.99%     147.02%      16.72%
--------------------------------------------------------------------------------
(Discount) Premium          -51.51%    -31.18%   -50.75%     -51.76%     -10.05%
--------------------------------------------------------------------------------
Medians:
--------------------------------------------------------------------------------
The Bank (at midpoint)       13.51      13.51     70.92%      70.92%      15.04%
--------------------------------------------------------------------------------
Comparable Group Average     23.18      16.99    142.35%     147.90%      16.01%
--------------------------------------------------------------------------------
(Discount) Premium          -41.72%    -20.48%   -50.18%     -52.05%      -6.06%
--------------------------------------------------------------------------------

Source: FinPro Computations

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 44

          FIGURE 23 - SUPERMAX PRICING MULTIPLES VS. RECENT CONVERSIONS

                                          Recent Standard Conversions
                                ------------------------------------------------
                                               Price Relative to
                                ------------------------------------------------
Averages:                       Earnings      Book      Tangible Book   Assets
--------------------------------------------------------------------------------
The Bank (at the supermax)        16.13       78.62%        78.62%       19.11%
--------------------------------------------------------------------------------
Recent Standard Conversions       22.40       70.90%        70.90%       16.60%
--------------------------------------------------------------------------------
(Discount) Premium               -27.99%      10.89%        10.89%       15.12%
--------------------------------------------------------------------------------
Medians:
--------------------------------------------------------------------------------
The Bank (at the supermax)        16.13       78.62%        78.62%       19.11%
--------------------------------------------------------------------------------
Recent Standard Conversions       20.40       71.80         71.80%       16.40%
--------------------------------------------------------------------------------
(Discount) Premium               -20.93%     -98.91%         9.50%       16.52%
--------------------------------------------------------------------------------


                      FIGURE 24 - VALUE RANGE OFFERING DATA

                         -------------------------------------------------------
                                            Appraised Value
                         -------------------------------------------------------
Conclusion                 Minimum       Midpoint      Maximum     SuperMaximum*
                         -------------------------------------------------------
 Total Shares              4,122,500     4,850,000     5,577,500     6,414,125
 Price per Share                 $10           $10           $10           $10
 Full Conversion Value   $41,225,000   $48,500,000   $55,775,000   $64,141,250
 Exchange Shares                   0             0             0             0
 Exchange Percent              0.00%         0.00%         0.00%         0.00%
 Conversion Shares         4,122,500     4,850,000     5,577,500     6,414,125
 Conversion Percent          100.00%       100.00%       100.00%       100.00%
 Gross Proceeds          $41,225,000   $48,500,000   $55,775,000   $64,141,250
 Exchange Value                   $0            $0            $0            $0
 Exchange Ratio                0.000         0.000         0.000         0.000
                         -------------------------------------------------------

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 45

   --------------------------
      VALUATION CONCLUSION
   --------------------------

As of October 10, 1997, it is FinPro's opinion that the estimated value range established at September 8, 1997 is still valid. Additionally, the upward change in the Comparable Group of 6.97% to 9.05% is well within the EVR.

It is therefore our opinion that, as of October 10, 1997, that the original valuation range of $48,500,000 at the midpoint, $41,225,000 at the minimum and $55,775,000 million at the maximum ($64,141,250 million at the adjusted maximum) is still appropriate.

                        Respectfully Submitted,

                        FinPro, Inc.


                        Donald J. Musso

                        President

--------------------------------------------------------------------------------


The Warwick Savings Bank Appraisal Update                                Page 46